Exhibit 10.11

FORM OF

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is made and entered as of                     , 2004 by and between Motorola, Inc., a Delaware corporation (“Motorola”), and Freescale Semiconductor, Inc., a Delaware corporation (“Freescale” and together with Motorola, the “Parties” and individually, a “Party”).

RECITALS:

WHEREAS, the Parties have entered into a Master Separation and Distribution Agreement dated                     , 2004 (the “Separation Agreement”) providing for, among other things, the transfer of the SPS Business (as defined in the Separation Agreement) from Motorola and certain of its Subsidiaries to Freescale and certain of its Subsidiaries;

WHEREAS, certain individuals who work in or are assigned to the SPS Business and are directly employed by Motorola or its Affiliates shall receive offers of employment from, or shall otherwise become employees of, Freescale or its Affiliates pursuant to this Agreement or by operation of applicable local laws; and

WHEREAS, the Parties hereto wish to set forth their agreement as to certain matters regarding the treatment of, and the compensation and employee benefits provided to, those former employees of Motorola or its Affiliates who become employees of Freescale or its Affiliates as described above, pursuant to the terms of this Agreement or by operation of applicable local laws.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below and in the Separation Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree with legal and binding effect as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise expressly provided herein, all capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Separation Agreement or in the preceding portions of this Agreement. In addition, the following terms, as used herein, shall have the following meanings:

1.1    “Cause” shall mean poor performance or any misconduct identified as a ground for termination in Freescale’s human resources policies, code of business conduct, or other written policies, practices or procedures.

1.2    “Controlled Group Member” shall mean, as to Motorola or Freescale, any other entity which either is part of a controlled group of corporations which includes that Party or is a trade or business under common control with that Party, as defined in Sections 414(b) and (c) of the Code.

1.3    “Employee Benefit Plan” shall mean:

(a)    any plan, fund, or program which provides health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, apprenticeship or other training programs, or day care centers, scholarship funds, or prepaid legal services,

(b)    any plan, fund, or program which provides retirement income to employees or results in a deferral of income by employees for periods extending to the termination of covered employment or beyond,

(c)    any plan, fund or program which provides severance, unemployment, vacation or fringe benefits (including dependent and health care accounts),

(d)    any incentive compensation plan, deferred compensation plan, stock option or stock-based incentive or compensation plan, or stock purchase plan, or

(e)    any other “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any other “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation including, without limitation, insurance coverage, severance benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

1.4    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.5    “Freescale Non-U.S. Plans” shall mean Freescale’s or its Affiliates’ Employee Benefit Plans under which some or all of the Non-U.S. Transferred Employees will be eligible to participate as of the Reorganization Date or a later date.

1.6    “Freescale U.S. Plans” shall mean Freescale’s or its Affiliates’ Employee Benefit Plans under which some or all of the U.S. Transferred Employees will be eligible to participate as of the Reorganization Date or a later date.

1.7    “Motorola Non-U.S. Plans” shall mean Motorola’s and its Affiliates’ Employee Benefit Plans (i) in which some or all of the Non-U.S. Transferred Employees have been eligible to participate immediately prior to the Reorganization Date or (ii) with respect to which some or all of the Non-U.S. Transferred Employees constituted an employee group covered thereunder immediately prior to the Reorganization Date even if not yet participating thereunder until completion of all applicable eligibility requirements.

1.8    “Motorola U.S. Plans” shall mean Motorola’s and its Affiliates Employee Benefit Plans (i) in which some or all of the U.S. Transferred Employees have been eligible to participate immediately prior to the Reorganization Date or (ii) with respect to which some or all of the U.S. Transferred Employees constituted an employee group covered thereunder immediately prior to the Reorganization Date even if not yet participating thereunder until completion of all applicable eligibility requirements.

1.9    “Non-U.S. Employee” shall mean each employee of Motorola or of any Affiliate of Motorola on a non-U.S. payroll immediately prior to the Reorganization Date who works in or is assigned to the SPS Business and is listed on Schedule 1.9, as such Schedule 1.9 shall be amended between the Reorganization Date and the Distribution Date to reflect changes which the Parties agree have occurred in the ordinary course of business and to comply with Section 1.10 below. Schedule 1.9 shall be completed by Motorola in cooperation with Freescale; an initial version shall be agreed between Motorola and Freescale within a reasonable period of time prior to the Reorganization Date, and an updated version thereof shall be agreed between Motorola and Freescale within a reasonable period of time after the Distribution Date.

1.10    “Non-U.S. Transferred Employee” shall mean each Non-U.S. Employee who accepts an offer of employment from, or otherwise by the operation of applicable local law becomes an employee of, Freescale or an Affiliate of Freescale, as contemplated by Section 3.1. Each such person shall be separately identified as such on each version of Schedule 1.9.

1.11    “Reorganization Date” shall mean, with respect to any country (including the United States) in which a U.S. Employee or Non-U.S. Employee is employed, the date as of which Freescale or a Freescale Affiliate becomes the employer of that employee in accordance with Section 2.1 or 3.1 below, as applicable.

1.12    “Transferred Employee” shall mean any U.S. Transferred Employee and any Non-U.S. Transferred Employee.

1.13    “U.S. Employee” shall mean each employee of Motorola or any Affiliate of Motorola on a U.S. payroll immediately prior to the Reorganization Date who works in or is assigned to the SPS Business and is listed on Schedule 1.13, as such Schedule 1.13 shall be amended between the Reorganization Date and the Distribution Date to reflect changes which the Parties agree have occurred in the ordinary course of business and to comply with Section 1.14 below. Schedule 1.13 shall be completed by Motorola in cooperation with Freescale; an initial version shall be agreed between Motorola and Freescale within a reasonable period of time prior to the Reorganization Date; and an updated version thereof shall be agreed between Motorola and Freescale within a reasonable period of time after the Distribution Date.

1.14    “U.S. Transferred Employee” shall mean each U.S. Employee transferred to employment with a Freescale Affiliate as provided in Section 2.1. Each such person shall be separately identified as such on each version of Schedule 1.13.

ARTICLE 2

U.S. TRANSFERRED EMPLOYEE MATTERS

2.1    U.S. Transferred Employees.

(a)    Within a reasonable period of time prior to the Reorganization Date, Freescale and Motorola will provide notice of employment transfer to each U.S. Employee who is employed by Motorola as of the date such notice is provided. Such notice shall be for a position with Freescale or a Freescale Affiliate effective as of the Reorganization Date with job duties substantially similar to the job duties of the position held by such U.S. Employee immediately prior to the Reorganization Date.

(b)    Notwithstanding the foregoing, and except as may be otherwise provided in the Separation Agreement or agreed in writing between the Parties or prohibited by applicable law, for the period beginning on the Reorganization Date and continuing for a period of one year following the Distribution Date, neither Party nor their Affiliates will employ (or engage as an independent contractor or consultant) any U.S. Employee who refuses the transfer of employment to Freescale pursuant to this Section 2.1.

(c)    If any U.S. Transferred Employee is hired by any Affiliate of Freescale, then that Affiliate shall be bound by (and Freescale shall cause that Affiliate to honor) all of the provisions of this Agreement that would have applied to Freescale with respect to that U.S. Transferred Employee.

2.2    Compensation and Benefits. For the one-year period beginning on the Reorganization Date, Freescale and its Affiliates will compensate each U.S. Transferred Employee while employed by Freescale and its Affiliates:

(a)    at a base wage or base salary rate (including any applicable variable pay rate (e.g., shift differential pay)), which shall not be less than that provided to the U.S. Transferred Employee by Motorola immediately prior to the Reorganization Date; provided, that the foregoing provisions of this Section 2.2(a) shall not preclude Freescale from making individual wage and salary adjustments in the ordinary course of business to align pay to job responsibilities;

(b)    with an incentive program or other additional compensation which shall be substantially comparable to Motorola’s Management Incentive Plan; and

(c)    with Employee Benefit Plans and similar programs substantially comparable in economic value to the Motorola U.S. Plans (other than defined benefit pension and retiree medical plans).

2.3    Severance. During the one-year period beginning on the Reorganization Date, Freescale will use its commercially reasonable efforts to continue to employ each U.S. Transferred Employee in a position that has substantially similar job duties to that held by the U.S. Transferred Employee immediately prior to the Reorganization Date, in accordance with the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, if Freescale determines in good faith that any U.S. Transferred Employee fails to meet Freescale’s performance standards, Freescale will no longer be obligated to provide such employment. If any U.S. Transferred Employee is terminated by Freescale (other than for Cause) on or before the Distribution Date, Freescale shall provide such employee (i) with severance allowances and benefits at least substantially comparable to the severance allowances and benefits under the Motorola, Inc. Involuntary Severance Plan (the “Motorola Severance Plan”) as in effect on the date of severance (but not to exceed the allowance and benefit levels in effect thereunder as of the Reorganization Date), or (ii) with such greater allowances and benefits as may be available under Freescale’s severance benefit plan or program extended by Freescale to the U.S. Transferred Employee, in either case crediting such employee with his service with Motorola and its Affiliates (including Freescale) prior to the Distribution Date in accordance with Section 2.5 below.

2.4    Vacation.

(a)    During the period from the Reorganization Date through the Distribution Date, Freescale shall adopt and maintain the Paid Time Off policy of Motorola for the benefit of all U.S. Transferred Employees and other Freescale employees, and shall be responsible for all accrued leave thereunder with respect to such U.S. Transferred Employees and other Freescale employees. Thereafter, through the last day of the calendar year that includes the Distribution Date, Freescale shall assume and fulfill, in a timely manner, all of Motorola’s (and its Affiliates’) accrued obligations and liabilities related to the U.S. Transferred Employees and other Freescale employees under Motorola’s Paid Time Off policy, including allowing U.S. Transferred Employees and other Freescale employees to use and be paid for their accrued but unused Paid Time Off from their prior employment with Motorola and its Affiliates, as recognized and available under Motorola’s Paid Time Off policy, even after the Distribution Date. For calendar years beginning after the Distribution Date, U.S. Transferred Employees’ and other Freescale employees’ entitlement to Paid Time Off, or vacation time will be accrued and used, only in accordance with Freescale’s own Paid Time Off or vacation policy applicable to similarly situated employees; provided, that each such U.S. Transferred Employee or other Freescale employee hired prior to the Distribution Date shall be entitled to no less Paid Time Off or vacation for any such year than that to which he would have been entitled for the calendar year that included the Distribution Date under the Paid Time Off policy of Motorola as in effect immediately prior to the Distribution Date.

(b)    Until the Distribution Date, the “Attendance Bonus Plan” of Motorola shall continue to apply to all U.S. Transferred Employees and other Freescale Employees. With respect to each U.S. Transferred Employee or other Freescale employee hired prior to the Distribution

Date who participates in the Motorola Attendance Bonus Plan, as soon as practicable after the Distribution Date, but in no event later than 31 days after the Distribution Date, Motorola shall make a cash lump sum payment to that U.S. Transferred Employee or other Freescale employee with respect to that employee’s accrued benefit under that plan as of the Distribution Date, which payment shall be subject to customary withholding for federal, state and local taxes.

2.5    Service Credit. Freescale shall provide each U.S. Transferred Employee or other Freescale employee with full credit for all purposes under the Freescale U.S. Plans (including, without limitation, any Freescale vacation and severance plans or policies), for pre-Distribution Date (i) service with Motorola and its Affiliates and Controlled Group Members (including Freescale), and (ii) service credited under the comparable Motorola U.S. Plans for employment other than with Motorola and its Affiliates and Controlled Group Members; provided, however, that in no event shall Freescale be required to provide any service credit to any U.S. Transferred Employee or other Freescale employee to the extent that the provision of such credit would result in any duplication of benefits.

2.6    401(k) Plan.

(a)    On the Reorganization Date and continuing until the Distribution Date, Freescale shall adopt and maintain the Motorola, Inc. 401(k) Profit Sharing Plan (the “Motorola 401(k) Plan”) for the benefit of Freescale’s eligible employees, and Motorola shall consent to such adoption and maintenance, in accordance with the terms of the Motorola 401(k) Plan. Immediately prior to the Distribution Date, the U.S. Transferred Employees and other Freescale employees shall cease to participate in the Motorola 401(k) Plan. No later than the first day of the month following the month in which the Distribution Date occurs, the U.S. Transferred Employees and other Freescale employees shall be eligible to commence participation in the Freescale Semiconductor, Inc. 401(k) Profit Sharing Plan (the “Freescale 401(k) Plan”). Any service requirements contained in the Freescale 401(k) Plan with respect to eligibility to participate generally or eligibility to share in any employer contributions thereunder shall be waived for U.S. Transferred Employees and other Freescale employees who immediately prior to the Distribution Date were eligible to participate or share in employer contributions, respectively, under the Motorola 401(k) Plan. The Freescale 401(k) Plan will provide for a discretionary annual employer matching contribution expressed as a match of up to 100% on each participant’s pre-tax contributions to the plan (up to 5% of the participant’s eligible compensation) for that year, and a discretionary annual employer profit sharing contribution based on the profitability of Freescale with respect to that year.

(b)    As soon as is reasonably practicable following the Distribution Date, Motorola and Freescale shall cause a trust-to-trust transfer of account balances related to the U.S. Transferred Employees (including any outstanding loans, and shares of Motorola and Freescale common stock for investment in Motorola and Freescale Common Stock Funds to be maintained under the Freescale 401(k) Plan (the Motorola Common Stock Fund to be maintained thereunder on a wasting basis for at least a two-year period after the Distribution Date)) from the Motorola 401(k) Plan to the Freescale 401(k) Plan, in accordance with Sections 411(d)(6) and 414(1) of the Code and the terms of the 401(k) Transfer Agreement which shall be executed by the Parties and shall be attached to this Agreement as Exhibit 2.6 hereto.

2.7    Motorola Pension Plan.

(a)    On the Reorganization Date and continuing through the Distribution Date, Freescale shall adopt and maintain the Motorola, Inc. Pension Plan (the “Motorola Pension Plan”) for the benefit of its eligible employees, and Motorola shall consent to such adoption and maintenance, in accordance with the terms of the Motorola Pension Plan. Immediately prior to the Distribution Date, each U.S. Transferred Employee and other Freescale employee shall cease to accrue benefits and to otherwise actively participate in the Motorola Pension Plan.

(b)    As soon as practicable after the Distribution Date, Motorola shall cause the Motorola Pension Plan to (i) inform the U.S. Transferred Employees and other Freescale employees who are participants in such plan of their rights thereunder; and (ii) permit any U.S. Transferred Employees and other Freescale employees who are eligible to receive their vested accrued benefit under the Motorola Pension Plan in the form of an immediate single sum distribution, to elect to take such a distribution from such plan. Freescale shall cause the plan administrator of the Freescale 401(k) Plan to take any and all necessary action to permit the U.S. Transferred Employees and other Freescale employees described in clause (ii) above, if requested by them, to roll over directly their distributions from the Motorola Pension Plan to the Freescale 401(k) Plan, subject to reasonable conditions similar to those described in Section 2.6(b) above.

2.8    Health and Dental Plans; Disability Plan. As of the Reorganization Date and continuing through the date described in the following sentence, Freescale shall adopt and maintain the Motorola Employee Medical Benefits Plan (the “Motorola Medical Plan”) and the Motorola Employee Dental Benefits Plan (the “Motorola Dental Plan”) for the benefit of its eligible employees, and Motorola shall consent thereto, all in accordance with the terms of those plans. As of the earlier of December 31, 2004 or the last day of the calendar month in which the Distribution Date occurs (or the last day of the month immediately prior to the Distribution Date if the Distribution Date occurs on the first day of a month in calendar year 2004), the U.S. Transferred Employees and other Freescale employees shall cease to participate in the Motorola Medical Plan and Motorola Dental Plan. If the Distribution Date occurs before December 1, 2004, then commencing on the first day of the calendar month following the calendar month in which the Distribution Date occurs (or on the first day of the month that includes the Distribution Date if the Distribution Date occurs on the first day of a month), Freescale shall provide each U.S. Transferred Employee and other Freescale employee (subject to any applicable COBRA elections) with the medical and dental coverage, under one or more medical plan(s) and dental plan(s) maintained by Freescale covering U.S. Transferred Employees (the “Freescale Medical Plan(s)” and “Freescale Dental Plan(s),” respectively), identical to the coverage that had been provided to the U.S. Transferred Employee or other Freescale employee immediately before the Distribution Date. If the Distribution Date occurs on or after December 1, 2004, Freescale shall provide each U.S. Transferred Employee and other Freescale employee with the option to elect medical and dental coverage under one or more medical plan(s) and dental plan(s) maintained by Freescale and effective as of January 1, 2005. Freescale will apply prior period(s) of health insurance coverage toward satisfaction of Freescale pre-existing condition limitations upon submission of Certificate(s) of Creditable Coverage, as permitted under the Health Insurance Portability and Accountability Act (HIPAA). Freescale shall pay the amount of the COBRA premium per month with respect to any U.S. Transferred Employee or other Freescale employee who (a) was hired within one year prior to the Distribution Date, (b) has a pre-existing condition for which coverage would consequently not be available under the Freescale Health plan, and (c) elects COBRA continuation coverage under the Motorola Health Plan, for the period of time that the U.S. Transferred Employee or other Freescale employee is subject to any pre-existing condition exclusion under the Freescale Health Plan. In addition, immediate prior coverage under Motorola’s long-term or short-term disability plan will be used to establish the Reorganization Date for Freescale’s long-term or short-term disability plan for purposes of satisfying any waiting periods. Freescale shall credit U.S. Transferred Employees and other Freescale employees who were enrolled in the Motorola Medical Plan and Motorola Dental Plan immediately prior to the Distribution Date with the deductibles and out-of-pocket expenses with which those U.S. Transferred Employees and other Freescale employees had been credited thereunder for the current plan year that includes the Distribution Date.

2.9    Retiree Medical Coverage.

(a)    The Parties shall enter into the “Retiree Medical Benefits Transfer Agreement” which shall be executed by the Parties and shall be attached to this Agreement as Exhibit 2.9 hereto.

(b)    Notwithstanding any other provision of this Agreement, Motorola expressly reserves the right to amend, alter, modify the terms of, or terminate the Motorola Post-Employment Health Benefits Plan at any time and to interpret the provisions of that plan with respect to all of its current or former employees, and Freescale expressly reserves the same rights with respect to its retiree health plan referenced in the Retiree Medical Benefits Transfer Agreement (subject to any restrictions upon which the favorable Private Letter Ruling referenced in the Retiree Medical Benefits Transfer Agreement is conditioned). It is understood and agreed by the Parties that Motorola shall not be responsible or otherwise liable for the provision of post-retirement medical coverage to any U.S. Transferred Employee (or to any former Motorola employees covered by the Retiree Medical Benefits Transfer Agreement) other than as may be described in this Section 2.9 or the Retiree Medical Benefits Transfer Agreement. Freescale shall have no obligation to establish successor plans to the Motorola Post-Employment Health Benefits Plan other than as provided in the Retiree Medical Benefits Transfer Agreement, and shall not be otherwise liable for any claims arising from, in connection with or in any manner relating to the Motorola Post-Employment Health Benefits Plan.

2.10    Health Reimbursement Plan and Dependent Care Plan. As of the Reorganization Date and continuing through the Distribution Date, Freescale shall adopt and maintain Motorola’s health reimbursement (or flexible spending) account plan and Motorola’s dependent care expense account plan (the “HRA Plan” and “DCA Plan,” respectively), both designed to comply with Section 125 of the Code, for the benefit of its eligible employees, and Motorola shall consent thereto, in accordance with the respective terms of such plans. Immediately prior to the Distribution Date, the U.S. Transferred Employees and other Freescale employees shall cease to contribute to the HRA and DCA Plans, in accordance with the respective terms of such plans. Effective as of the Distribution Date, Freescale shall adopt and maintain for at least the period ending on the last day of the calendar year following the calendar year in which the Distribution Date occurs, Employee Benefit Plans substantially identical to the HRA and DCA. The HRA and DCA Plans shall transfer the U.S. Transferred Employees and other Freescale employees account balances to an HRA and DCA Plan adopted and maintained by Freescale, which is substantially identical to the HRA and DCA. A U.S. Transferred Employee or other Freescale employee shall submit claims and shall be reimbursed for those claims (if any) incurred during the calendar year in which the Distribution Date occurs (or the calendar year ending immediately prior to the Distribution Date if the Distribution Date occurs on the first day of a calendar year), up to the amounts residing in each individual U.S. Transferred Employee’s or other Freescale employee’s respective plan accounts as of the day immediately prior to the Distribution Date from the HRA and DCA Plan adopted and maintained by Freescale. Contributions will be made to any U.S. Transferred Employee’s or other Freescale employee’s HRAs and/or DCA Plan adopted and maintained by Freescale for compensation earned after the Distribution Date.

2.11    Other Welfare and Nonqualified Pension Plans. As of the Reorganization Date and continuing through the Distribution Date, Freescale shall adopt and maintain Motorola’s (i) welfare plans (as defined in Section 3(1) of ERISA and including but not limited to the life insurance supplemental life insurance, accidental death and dismemberment insurance, long- and short-term disability, severance and tuition reimbursement plans) not already covered in Sections 2.8 and 2.10 above, and (ii) pension plans (as defined in Section 3(2) of ERISA) which are not intended to be tax-qualified under Section 401(a) of the Code, for the benefit of its eligible employees, and Motorola shall consent thereto, all in accordance with the terms of those plans. Immediately prior to the Distribution Date, all U.S. Transferred Employees and other Freescale employees who participate in any of said other welfare plans or non-qualified pension plans shall cease to participate in those plans; and distribution of any benefits to which they are entitled under those non-qualified pension plans shall be made at the time and in the manner provided under those plans.

2.12    Certain Foreign National Employees. The Parties recognize that certain of the U.S. Transferred Employees and possibly other Freescale employees are in nonimmigrant visa status or have applications for lawful permanent residence pending with the relevant governmental authorities (the

“Affected Foreign National Employees”). The Parties further recognize that new or amended petitions with respect to such Affected Foreign National Employees may be required in certain of these cases, unless Freescale (or Freescale’s Affiliates, as the case may be), are deemed the “successor-in-interest” to Motorola (as such term is used in pronouncements by the U.S. Citizenship and Immigration Service (“USCIS”)) with respect to such Affected Foreign National Employees. Accordingly, Freescale hereby expressly agrees to assume, and Motorola hereby assigns, all of the immigration related liabilities of the Affected Foreign National Employees (including, without limitation, any obligations, liabilities and undertakings arising from or under attestations made in each certified and still effective Labor Condition Application (“LCA”) filed by Motorola with respect to any such Affected Foreign National Employees). The Parties each agree to take such actions as may reasonably be requested at and following the Reorganization Date to document to the USCIS or such other governmental agency, as the case may be, as may be necessary, the “successor-in-interest” relationship with respect to any Affected Foreign National Employees.

2.13    Payroll and Related Taxes. The Parties agree that (i) Motorola will be relieved from furnishing a Form W-2 to any U.S. Transferred Employee for the calendar year within which the Reorganization Date occurs, (ii) Forms W-2 furnished to the U.S. Transferred Employees by Freescale will include wages paid and taxes withheld by both Motorola and Freescale; (iii) Motorola will be relieved from filing Forms W-2 with the Social Security Administration; and (iv) Motorola’s entire Form W-2 reporting obligations for the U.S. Transferred Employees will be assumed by Freescale.

ARTICLE 3

NON-U.S. TRANSFERRED EMPLOYEE MATTERS

3.1    Non-U.S. Transferred Employees.

(a)    Effective as of the Reorganization Date, Freescale agrees (i) to employ, or cause its applicable Affiliates to employ, the Non-U.S. Employees who accept offers of employment from the applicable Freescale Affiliate or who otherwise become employees of the applicable Freescale Affiliate by operation of law, and (ii) to provide, or cause its Affiliates to provide, each Non-U.S. Employee with at least substantially comparable terms and conditions of employment to those provided by the applicable Motorola Affiliate immediately prior to the Reorganization Date. The Parties agree to fully and timely cooperate in the transition activities and also to comply (and cause their applicable Affiliates to comply) with all applicable provisions of the European Union Acquired Rights Directive or other country-specific legal standards or applicable laws.

(b)    Notwithstanding the foregoing, and except as may be otherwise agreed in writing between the Parties or prohibited by applicable law, neither Party nor their Affiliates will employ (or engage as an independent contractor or consultant) for a period of one year following the Distribution Date any Non-U.S. Employee whose employment relationship with Motorola or Motorola’s Affiliates terminates following any refusal by such Non-U.S. Employee to accept employment with, or transfer of his employment to, Freescale or its Affiliates as of the Reorganization Date pursuant to this Section 3.1.

(c)    During the one-year period beginning on the Reorganization Date, Freescale will use its commercially reasonable efforts to continue to employ each Non-U.S. Transferred Employee in a position that has substantially similar job duties to that held by the Non-U.S. Transferred Employee immediately prior to the Reorganization Date, in accordance with the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, if Freescale determines in good faith that any Non-U.S. Transferred Employee fails to meet Freescale’s performance standards, Freescale will no longer be obligated to provide such employment. If any Non-U.S. Transferred Employee is terminated by Freescale (other than for Cause) within one year after the Reorganization Date, Freescale shall provide such employee (i) with severance allowances and benefits at least substantially comparable to the severance allowances and benefits under the country policies or plans as in effect on the date of severance (but not to exceed the allowance and benefit levels in effect thereunder as of the Reorganization Date), or (ii) with such greater allowances and benefits as may be available under Freescale’s severance benefit plan or program extended by Freescale to Non-U.S. Transferred Employees in the same pay country, in either case crediting such employee with his service with Motorola and its Affiliates (including Freescale) prior to the Distribution Date in accordance with Section 3.3 below.

3.2    Non-U.S. Employee Benefits.

(a)    Freescale shall cause its Affiliates to establish or maintain the Freescale Non-U.S. Plans and such other employee benefit plans outside of the United States as may be required by applicable law, in accordance with Section 1.5 hereof.

(b)    Immediately prior to the Reorganization Date (or such later date as provided in Schedule 3.2 or in subsequent written agreements between the Parties for the adoption of the Freescale Non-U.S. Plan of the same type), Motorola and/or its Affiliates shall cease all responsibility or liability with respect to coverage for any Non-U.S. Transferred Employee and any other Freescale Affiliate employee under any pension, retirement, medical, dental, disability, severance, life insurance, accident insurance or other retirement or health or welfare benefit plan, program or policy which is maintained by Motorola or any of its Affiliates. To the extent such coverages are permitted to cease under applicable law and are not continued by Motorola in accordance with the next following sentence, they shall do so immediately prior to the applicable date described in the immediately preceding sentence. To the extent (i) such coverages are required to continue on or beyond said applicable date under applicable law or (ii) Motorola and Freescale agree in writing that any such coverages shall continue after said applicable date for other purposes not inconsistent with applicable law, Motorola and/or its Affiliates shall continue to provide coverage for any Non-U.S. Transferred Employee and any other non-U.S. Freescale Affiliate employee under any benefit plans, programs or policies maintained by Motorola or any of its Affiliates on and after the aforesaid date to the extent so required or agreed, and Freescale shall indemnify Motorola and its Affiliates and reimburse them for any and all expenses incurred under said plans in respect of such continuation of coverage on and after the aforesaid date. Such reimbursement shall be made within 30 days after Freescale or its Affiliate receives from Motorola or its Affiliate an itemized statement setting forth the types and amounts of said expenses. Schedule 3.2 sets forth the Motorola Non-U.S. Plans in which Non-U.S. Transferred Employees and any other non-U.S. Freescale Affiliate employees will continue to participate on and after the Reorganization Date or such other applicable date, as well as the anticipated date on which their participation in such plans will cease.

(c)    On the Reorganization Date, through the last day of the calendar year that includes the Reorganization Date, Freescale shall assume and fulfill, and shall cause its Affiliates to assume and fulfill, in a timely manner, all of the accrued obligations and liabilities relating to the vacation, annual leave, and holiday policies (collectively “Paid Leave Days”) of Motorola and its Affiliates immediately prior to the Reorganization Date with regard to Non-U.S. Transferred Employees and any other Freescale Affiliate employees, including allowing Non-U.S. Transferred Employees and any other Freescale Affiliate employee to use and be paid for their accrued but unused Paid Leave Days. For calendar years beginning after the Reorganization Date and subject to Section 3.3 below and the requirements of governing law, Non-U.S. Transferred Employees and any other Freescale Affiliate employees will be entitled to accrue and use Paid Leave Days only in accordance with Freescale’s own policies and procedures applicable to similarly situated employees; provided, that where legally permissible each such Non-U.S. Transferred Employee shall be entitled once employed by Freescale or its Affiliates to no less Paid Leave Days for any such year than that to which he or she would have been entitled at Motorola or the applicable Motorola Affiliate for the calendar year that included the Reorganization Date.

3.3    Service Credit. Without limiting anything in Section 3.1 above and consistent therewith, Freescale shall cause its Affiliates to provide each Non-U.S. Transferred Employee with full credit for service recognized by Motorola and its Affiliates for all purposes (other than defined benefit pension plan benefit accrual unless a plan-to-plan transfer of assets and liabilities has occurred); provided, however, that in no event shall any Freescale Affiliate be required to provide any service credit to any Non-U.S. Transferred Employee to the extent the provision of such credit would result in any duplication of benefits or unusual or unintended increase in benefits. To the extent that a Non-U.S. Transferred Employee is paid severance as a result of his transfer of employment to Freescale or Freescale’s Affiliate, and to the extent permitted by applicable law, Freescale shall cause Freescale’s Affiliate not to provide that Non-U.S. Transferred Employee with full credit for service recognized by Motorola or Motorola’s Affiliate, for purposes of any future severance or severance-like payments or vacation, holiday or other service-based benefits.

3.4    Guaranty. Freescale shall or shall take all action necessary to cause the applicable Freescale Affiliates to, fulfill the terms of this Agreement that are binding on Freescale Affiliates, and Freescale hereby guarantees to Motorola and its Affiliates such performance. Motorola shall or shall take all action necessary to cause the applicable Motorola Affiliates to, fulfill the terms of this Agreement that are binding on Motorola Affiliates and Motorola hereby guarantees to Freescale and its Affiliates such performance.

ARTICLE 4

STOCK OPTIONS AND INCENTIVE COMPENSATION

4.1    Motorola Options.

(a)    Transferred Employees will continue to hold their options to purchase Motorola common stock (“Motorola Options”) after the Reorganization Date on the same terms and conditions under which they were held as of the Reorganization Date.

(b)    Unless Motorola determines otherwise and provides advance written notice of such determination to Freescale, all unvested Motorola Options held by Transferred Employees or other Freescale employees on the Distribution Date will be converted into stock options to purchase Freescale Class A common stock. To the extent permitted by applicable law, the Freescale options will have the same terms and conditions, including the same vesting provisions and exercise periods, as the unvested Motorola Options had immediately prior to the Distribution Date. The conversion ratio used in determining the number of shares subject to each unvested Motorola Option and the per-share exercise price of the option will be determined by dividing the closing price of Motorola common stock on the Distribution Date (or if that date is not a trading day, the previous trading day) by the opening price of the Class A Freescale common stock on the day after the Distribution Date (or if that date is not a trading day, on the next trading day). The number of shares purchasable under each converted Freescale stock option shall be determined by multiplying the number of shares subject to the corresponding unvested Motorola Option by the conversion ratio. The per-share exercise price of each converted Freescale stock option shall be determined by dividing the exercise price per share of the corresponding unvested Motorola Option by the conversion ratio.

(c)    Any vested Motorola Options, and any unvested Motorola Options if they are not converted into options to purchase Freescale Class A common stock in accordance with Section 4.1(b) above, that are held by Transferred Employees or other Freescale employees, can continue to be exercised to acquire Motorola common stock for a period of time after the Distribution Date only in accordance with the terms of the Motorola stock option plan under which they were granted and the terms of their grant.

(d)    In the event of the termination of a Transferred Employee’s employment prior to the Distribution Date, any Motorola Option held by the Transferred Employee can continue to be exercised to acquire Motorola common stock for a period of time after termination only in accordance with the terms of the Motorola stock option plan under which they were granted and the terms of their grant.

4.2    Freescale Options – Initial Grants. Effective as of the IPO, executive officers, non employee directors (excluding any Motorola directors serving on the Freescale Board) and certain employees worldwide will be granted stock options to purchase shares of Freescale Class A common stock. The value of the shares subject to such grants, valued at the initial public offering price, shall be agreed upon by Freescale and Motorola. These stock options will vest over three years, with 33% vesting on each of the first two anniversaries of the grant date, and the remaining 34% vesting on the third anniversary of the grant date. The exercise price per share of these stock options will be equal to the initial public offering price of the Freescale Class A common stock. The options will have a 10-year exercise period.

4.3    Motorola Restricted Stock and Restricted Stock Units. Transferred Employees and any other Freescale employees will continue to hold their shares of Motorola restricted stock and restricted stock units after the Reorganization Date on the same terms and conditions under which they were held as of the Reorganization Date. As of the Distribution Date, certain shares of Motorola restricted stock and restricted stock units held by Transferred Employees and any other Freescale employees will become free of restriction by virtue of the terms of the award document pursuant to which they were granted. A portion of the balance of the Motorola restricted stock and restricted stock units held by Transferred Employees and any other Freescale employees will be freed of restriction on the Distribution Date. The portion freed of restriction will be determined by multiplying the number of shares or units subject to restriction by a fraction, the numerator of which is the number of years of service performed by the subject employee during the restricted period and the denominator is the total number of years in the restricted period. The balance of the Motorola restricted stock and restricted stock units will be forfeited. Freescale will issue shares of restricted stock or restricted stock units to certain employees to compensate for those otherwise forfeited grants within 60 days after the Distribution Date.

4.4    Stock Purchase Plan. Transferred Employees and any other Freescale employees will continue to participate in the Motorola Employee Stock Purchase Plan of 1999 (the “MOT Share Plan”) after the Reorganization Date through the Distribution Date or such earlier date on which their participation in the MOT Share Plan terminates (the “Plan Termination Date”). Motorola shall take any and all necessary action prior to the Plan Termination Date to allow the contributions of the Freescale employees made prior to the Plan Termination Date to be used to purchase shares of Motorola common stock in accordance with the following: If the Plan Termination Date is within three months of the end of the current MOT Share Plan period, such purchase shall take place as of the end of the then applicable six month period under the MOT Share Plan and pursuant to the terms of such plan. If the Plan Termination Date is not within three months of the end of the current MOT Share Plan period, such purchase shall not take place and any amounts contributed by Freescale employees prior to the Plan Termination Date shall be refunded, without interest, as soon as practicable after the Plan Termination Date.

4.5    Incentive Compensation.

(a)    Transferred Employees and any other Freescale employees will continue to participate in the Motorola Incentive Plan after the Reorganization Date through the earliest of the Distribution Date, December 31, 2004, or other date on which their participation in the Plan terminates. If the Distribution Date occurs during calendar year 2004, any Transferred Employee who remains an employee of Freescale through the Distribution Date will be paid a portion of the award the employee would have earned under the Plan for the year in which the Distribution Date occurs, if any, had he or she remained an employee of Motorola or its eligible Affiliates through December 31, 2004. The portion of the award payable to the employee will be determined by multiplying the full award by a fraction, the numerator of which is the number of full months of service performed by the employee during that year and the denominator of which is twelve. The amount paid will be funded pro rata by Motorola for the period up to the Reorganization Date and funded pro rata by Freescale for the period commencing on or after the Reorganization Date.

(b)    Transferred Employees will continue to participate in the Motorola Mid Range Incentive Plan of 2003 after the Reorganization Date through the earliest of the Distribution Date, December 31, 2004, or such other date on which their participation in the Plan terminates. If the Distribution Date occurs during calendar year 2004, any Transferred Employee who remains an employee of Freescale through the Distribution Date will be paid a portion of the award the employee would have earned under the Plan, if any, had he or she remained an employee of Motorola or its subsidiaries through December 31, 2004. The portion of the award payable to the employee will be determined by multiplying the full award by a fraction, the numerator of which is the number of full months of service performed by the employee during 2003 and 2004 and the denominator of which is twenty four. The amount paid will be funded pro rata by Motorola for the period up to the Reorganization Date and funded pro rata by Freescale for the period commencing on or after the Reorganization Date.

(c)    Freescale will establish a special incentive plan for select Transferred Employees and other select employees with awards based on exceptional revenue growth and operating earnings performance. The plan will be in place for each of the 2004 and 2005 fiscal years and will have approximately 25 participants. The maximum cost of the Plan for each of the two fiscal years will be $25 million and will allow individuals to earn awards up to four times their base salary. Awards under the plan for each such fiscal year will be paid partly in cash and partly in restricted stock units.

ARTICLE 5

RESPONSIBILITY FOR EMPLOYEES

5.1    Responsibility for Employees. Effective as of the Reorganization Date and except as expressly provided otherwise herein, Freescale, to the exclusion of the Motorola Group, shall assume and thereafter be responsible for and pay, perform and discharge, any and all employment, compensation and employee benefit liabilities, responsibilities and obligations relating to the U.S. Employees, Non-U.S. Employees and other Freescale employees hired prior to the Distribution Date, which arise before, on or after the Reorganization Date, including, without limitation:

(a)    those arising from any claim that Motorola or any of its Motorola Group Affiliates is the actual employer, co-employer or joint employer of any U.S. Employees or Non-U.S. Employees or other such employees;

(b)    any and all employment-related claims under any national or local law or ordinance, all as they may have been or may in the future be amended; and

(c)    all termination and severance liabilities, claims for lost wages, compensation, and benefits, claims for damages, and claims for unfair or wrongful dismissal, together with all costs and expenses associated therewith,

(collectively, “Freescale Employment Liabilities”); provided, that benefits accrued by U.S. Transferred Employees under the Motorola Pension Plan shall remain the responsibility of Motorola and shall not be included in the Freescale Employment Liabilities. Freescale shall reimburse, indemnify and hold harmless Motorola for any costs, liabilities and expenses, including attorneys’ fees, incurred by the Motorola Group or their Employee Benefit Plans in connection with the Freescale Employment Liabilities.

ARTICLE 6

MISCELLANEOUS

6.1    Entire Agreement. This Agreement is an integral part of, is subject to, and is to be interpreted consistently with, the Separation Agreement, and the provisions of the Separation Agreement that do not conflict with the provisions of this Agreement are hereby incorporated by reference; in all other respects this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior written and oral (and all contemporaneous oral) agreements and understandings with respect to the express subject matter hereof. The provisions of Article 9 of the Separation Agreement (Miscellaneous) not otherwise expressly covered in this Article 5 are hereby incorporated by reference into this Agreement. For purposes of this Section 6.1 only, references herein to this Agreement shall include the Schedules and Exhibits to this Agreement, the “Employees” section of any country’s Asset Purchase Agreement, and Annex A of the Transition Services Agreement.

6.2    Cooperation. Motorola and Freescale agree to, and to cause their Affiliates to, cooperate and use reasonable efforts to promptly (i) comply with all requirements of this Agreement, ERISA, the Code and other laws and regulations which may be applicable to the matters addressed herein, and (ii) subject to applicable law, provide each other with such information reasonably requested by the other Party to assist the other Party in administering its Employee Benefit Plans and complying with applicable law and regulations and the terms of this Agreement.

6.3    Third Party Beneficiaries. This Agreement shall not confer third-party beneficiary rights upon any Transferred Employee or any other person or entity. Nothing in this Agreement shall be construed as giving to any Transferred Employee or other person any legal or equitable right against Motorola or Freescale or their Affiliates. This Agreement shall not constitute a contract of employment and will not give any Transferred Employee a right to be retained in the employ of either Motorola or Freescale or any of their Affiliates, unless the Transferred Employee would otherwise have that right under applicable law. With regard to any Transferred Employee who was an employee-at-will prior to becoming a Transferred Employee, this Agreement shall not be deemed to change that at-will status in any way.

6.4    Employment Records. The Parties agree that on or within a reasonable time period after the Distribution Date, Motorola or its Affiliates, as applicable, shall provide to Freescale or its Affiliates, as applicable, all employment records for the Transferred Employees required to be kept under applicable law or necessary for the conduct of the Freescale business, provided (a) that such records shall not include any records to the extent such a transfer would violate applicable law or cause Motorola or its Affiliates, as applicable, to break any agreement with a third party, and (b) that such records are in the possession of Motorola or its Affiliates, as applicable. Motorola and/or the Motorola Affiliates may make, at its expense, and keep copies of such records. After the Distribution Date, as may be necessary for any business purpose of Motorola or its Affiliates or to permit Motorola or its Affiliates to respond to any government inquiry or audit, defend any claim or lawsuit or administer any Employee Benefit Plan, Freescale will or will cause applicable Affiliate to allow Motorola or its Affiliates, as applicable, reasonable access to and, if requested, copies of any records relating to such employees. Motorola shall be responsible for the cost associated with the production and copies of such requested documents. Employment records of employees who terminate employment with Motorola and its Affiliates in the SPS Business prior to the Reorganization Date shall not be transferred to Freescale; provided, that Motorola shall provide Freescale with reasonable access to such records of such employees, and if requested, copies of such records, as may be necessary to permit Freescale to respond to any government inquiry or audit, defend any claim or lawsuit related to any Employee Benefit Plan, or for any business purpose of Freescale. Freescale shall be responsible for the cost associated with the production and copies of such requested documents. Freescale acknowledges that Motorola is under no obligation to retain these records for a period of time which exceeds Motorola’s internal document retention policy, or applicable law, whichever is greater.

6.5    Additional Transferred Employees. Unless Motorola and Freescale otherwise mutually agree in writing, for the period beginning on the Reorganization Date and ending on the second anniversary thereof, neither Freescale nor Motorola will, nor will they permit their applicable Affiliates to, employ any employee of the other or of the other’s Affiliates.

6.6    Breaches, Indemnification and Termination. Except as set forth in Article 5 and Section 6.4 above, the sole and exclusive remedy for any breach of a covenant or agreement set forth herein shall be as set forth in Article 8 of the Separation Agreement. More specifically, any breach of a covenant or agreement set forth hereon shall be subject to the limitations set forth in, and resolved in accordance with the terms of Articles 8 and 9 of the Separation Agreement. This Agreement shall terminate upon termination of the Separation Agreement as set forth in Article 9 of the Separation Agreement.

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SIGNATURE PAGE TO THE EMPLOYEE MATTERS AGREEMENT

IN WITNESS WHEREOF, this Employee Matters Agreement has been executed by the Parties as of the date set forth above.

MOTOROLA, INC.

By:

Title:

[FREESCALE]

By:

Title: